NOTICE AND
MANAGEMENT PROXY CIRCULAR
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
OF
RUSSEL METALS INC.
To be held at
The Toronto Board of Trade
1First Canadian Place, 3rd Floor
Toronto, Ontario
on
Wednesday, May 3, 2006
at 4:30 pm (Toronto Time)
THIS BOOKLET CONTAINS IMPORTANT INFORMATION FOR SHAREHOLDERS

IMPORTANT NOTE CONCERNING FINANCIAL STATEMENT REQUESTS
If you are a non-registered beneficial shareholder and you wish to receive our annual or quarterly financial statements and related MD&A, you must mark the appropriate request boxes on the accompanying voting instruction form provided by your financial intermediary, and return it in the envelope provided.
If you are a registered shareholder and you wish to receive our quarterly financial statements and related MD&A you must mark the appropriate request box on the enclosed form of proxy, and return it to the Company. If you are a registered shareholder and you do not wish to receive our annual financial statements and MD&A, you must mark the appropriate request box on the enclosed form of proxy, and return it to the Company.
Our results are announced by news release, and our financial statements and MD&A are available on our website at www.russelmetals.com.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 3, 2006

Time:	4:30 p.m. (Toronto Time)

Place:	The Toronto Board of Trade, 1 First Canadian Place,
3rd Floor, Toronto, Ontario
BUSINESS OF THE ANNUAL MEETING OF SHAREHOLDERS:
1.	To receive and consider the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2005 together with the report of the auditors thereon;

2.	To elect Directors;

3.	To appoint auditors and to authorize the Directors to fix their remuneration; and

4.	To transact such further or other business as may properly come before the meeting or any postponement or adjournment thereof.
IMPORTANT INFORMATION:
If you are unable to be present personally at the meeting, please complete the enclosed form of proxy and return it in the postage prepaid envelope provided. Proxies to be used at the meeting must be deposited with the Company or with CIBC Mellon Trust Company not less than 24 hours preceding the meeting or any postponement or adjournment thereof.
If you are a non-registered shareholder, you must follow the instructions provided by your securities broker, trust company or other financial intermediary.

By Order of the Board,
-s- William M. O’Reilly
WILLIAM M. O’REILLY,
Secretary

Mississauga, Ontario
March 1, 2006

RUSSEL METALS INC.
MANAGEMENT PROXY CIRCULAR
Information as at March 1, 2006, unless otherwise indicated
     This Management Proxy Circular is furnished in connection with the solicitation of proxies by the Management of Russel Metals Inc. (the “Company”) for use at the annual meeting (the “Meeting”) of shareholders of the Company, to be held on Wednesday, May 3, 2006, or at any postponement or adjournment thereof. The solicitation of proxies for this meeting will be made primarily by mail, but officers, employees and agents of the Company may also solicit proxies personally or by telephone. The cost of the solicitation of proxies will be borne by the Company.
VOTING INFORMATION
How do I Vote?
     Registered Shareholders
     Each registered shareholder is entitled to one vote for each Common Share registered in his or her name as of the close of business on the record date. The record date has been set at March 21, 2006. If you purchased Common Shares of the Company from a registered shareholder after the record date, you may vote those shares at the Meeting by requesting CIBC Mellon Trust Company to include your name on the list of shareholders eligible to vote at the Meeting. In that case, you will have to provide properly endorsed share certificates or other documentation that establishes your ownership. This request must be made at least ten days before the Meeting. If you are eligible to vote and your shares are registered in your name, you can vote your shares in person at the meeting or by proxy (explained below).
     Non-Registered Beneficial Shareholders
     If your shares are held in an account with a trust company, securities broker or other financial institution (an “Intermediary”), you are considered to be a non-registered beneficial shareholder. The Intermediary is the legal entity entitled to vote your shares for you, in the manner that you direct them. Non-registered beneficial shareholders should not complete the blue form of proxy being circulated by Management. Instead, you should follow the instructions that your Intermediary delivered to you with this Circular. This form will provide the necessary instructions to your Intermediary as to how you would like to vote your Common Shares at the Meeting. If you plan on attending the Meeting in person, you will not be entitled to vote in person unless the proper documentation is completed. You should contact your Intermediary well in advance of the Meeting and follow its instructions if you want to vote in person.
Voting By Proxy
     The Chairman and the President and Chief Executive Officer of the Company are the persons designated in the enclosed form of proxy who will represent Management at the Meeting. You have the right, as a shareholder, to appoint a different person to attend and to act for you on your behalf at the Meeting. You may exercise this right by inserting in the space provided in the form of proxy the name of the other person you would like to appoint as nominee. Your proxy, in order to be used at the Meeting, must be deposited with the Company or with CIBC Mellon Trust Company not less than 24 hours preceding the Meeting or any postponement or adjournment thereof.
     If there is a ballot called for at the Meeting, the shares represented by proxies in favour of the persons named by Management on the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions specified by shareholders in the forms of proxy.

     If you have not specified in the form of proxy how to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as he or she sees fit. If your proxy form does not specify how to vote on a particular matter and if you have authorized the Company’s Chairman or the President and Chief Executive Officer to act as your proxyholder, your Common Shares will be voted in favour of the particular matter.
What if there are amendments or other matters brought before the Meeting?
     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to the matters identified in the notice of meeting or other matters that may properly come before the Meeting. Management is not aware of any such amendments or other matters.
What if I change my mind and want to revoke my proxy?
     If you change your mind and want to revoke your proxy, after you have delivered it to CIBC Mellon Trust Company, you (or your attorney if one has been authorized; or if a corporation, an officer thereof) may revoke it by completing another properly executed form of proxy or instrument in writing, bearing a later date and delivering it to CIBC Mellon Trust Company or to the registered office of the Company located at Suite 210, 1900 Minnesota Court, Mississauga, Ontario L5N 3C9. You may also deposit your revocation with the Chairman of the meeting on the day of the meeting or any postponement or adjournment thereof.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
     The authorized capital of the Company consists of: (i) an unlimited number of Common Shares (“Common Shares”) without nominal or par value; (ii) an unlimited number of preferred shares without nominal or par value designated as Class I preferred shares, issuable in series; and (iii) an unlimited number of preferred shares without nominal or par value designated as Class II preferred shares, issuable in series. Only holders of Common Shares may vote at the meeting.
     As of March 1, 2006, there were 50,761,309 Common Shares outstanding. To the knowledge of the Directors and officers of the Company, no person beneficially owns or exercises control or direction over more than 10% of the Common Shares.
     On March 1, 2006, the Company entered into an underwriting agreement with a syndicate of Canadian underwriters providing for the issue and sale to them of 10,000,000 Common Shares at a price of $25.75 per Common Share. The closing of this offering occurred on March 16, 2006. The Company has also granted the underwriters an option, exercisable in whole or in part and at any time up to 30 days after closing, to purchase up to an additional 1,000,000 Common Shares at the same price, solely to cover over-allotments, if any, and for market stabilization purposes.

ELECTION OF DIRECTORS
Number of Directors
     The articles of the Company currently provide that the Board of Directors shall consist of a minimum of seven and a maximum of 12 Directors and the by-laws make similar provision. The Directors of the Company have fixed the number of Directors to be elected at the upcoming annual meeting of shareholders at eight. Each person whose name appears below has been recommended by the Nominating and Corporate Governance Committee for election as a Director of the Company to serve until the next annual meeting of shareholders or until his or her successor is elected or appointed.
Majority Voting
     On February 23, 2006, the Board adopted a new policy, which requires any nominee for Director who receives a greater number of votes withheld than votes for his or her election to tender his or her resignation to the Chairman of the Board of Directors following the Company’s annual meeting. This policy applies only to uncontested elections, meaning elections where the number of nominees for Director is equal to the number of Directors to be elected. The Nominating and Corporate Governance Committee and the Board of Directors shall consider the resignation and whether or not it should be accepted. We expect to accept resignations except in situations where extenuating circumstances would warrant the applicable Director to continue to serve as a board member. The Board of Directors shall disclose their decision, via press release, within 90 days of the applicable annual meeting. If a resignation is accepted, the Board of Directors may appoint a new Director to fill any vacancy created by resignation. A copy of this policy can be found on the Company’s website at www.russelmetals.com (see “About Russel Metals” and “Corporate Governance”).
     If a poll is demanded, and if you have authorized the Company’s Chairman or the President and Chief Executive Officer to act as your proxyholder, your Common Shares will be voted in favour of the election of each of the nominees for election to the Board who are identified in this circular, unless you have specified in your proxy that your Common Shares are to be withheld from voting in the election of Directors or the election of a particular nominee. In the event that any vacancy occurs in the slate of nominees identified in this circular, proxies in favour of Management will be voted for another nominee in the discretion of Management unless you have specified in your proxy that your Common Shares are to be withheld from voting in the election of Directors.
     Effective December 31, 2005, Mr. Pierre Brunet resigned as a Director of the Company due to his increased workload after accepting the position of Chairman of a large financial institution. On February 23, 2006, Mr. Alain Benedetti was appointed a Director to fill the vacancy created by Mr. Brunet’s resignation. Mr. Benedetti is being nominated for election to the Board of Directors at the Meeting.

Management’s Nominees for Election as Directors of the Company

				Value of
			Number of	Common
Name / Jurisdiction		Number of	Deferred	Shares and
of Residence / Position Held/		Common	Share	DSU's as of
Date Became a Director	Principal Occupation and Biography	Shares Held	Units Held (6)	12/31/05(7)
ALAIN BENEDETTI (1) (2) Sainte Anne Des Lacs, Quebec, Canada Director February 23, 2006	Mr. Benedetti is a Corporate Director. In addition, he is Vice Chairman of the Canadian Institute of Chartered Accountants. From 1998 to his retirement in June 2004, he was Vice Chairman and Canadian Area Managing Partner of Ernst & Young LLP.	nil	nil	nil

JAMES F. DINNING (1) (2) (4) Calgary, Alberta, Canada Director February 17, 2003	Mr. Dinning is Chairman of the Board of Western Financial Group Inc. (insurance, investment and banking). From 1997 to 2005, Mr. Dinning was Executive Vice President of TransAlta Corporation. Prior to 1997, Mr. Dinning held several key positions during his 11 years as a member of the Legislative Assembly in Alberta, including Provincial Treasurer from 1992 to 1997.	4,000	2,449	$140,911

CARL R. FIORA (1) (3) Middletown, Ohio, U.S.A. Director May 11, 1994	Mr. Fiora is a Corporate Director. Prior to retiring on November 30, 1990, Mr. Fiora was the President and Chief Executive Officer of Armco Steel Company L.P., a steel manufacturing company.	19,000	2,449	$468,661

ANTHONY F. GRIFFITHS (2) (3) (5) Toronto, Ontario, Canada Director; Chairman of the Board May 14, 1997	Mr. Griffiths is a Corporate Director. From 1993 to present, Mr. Griffiths has been associated with various companies acting as an independent consultant. From 1985 to 1993 Mr. Griffiths served in several capacities at Mitel Corporation, including Chief Executive Officer and Chairman.	50,000	2,449	$1,146,011

ROBBERT HARTOG (1) (3) Perkinsfield, Ontario, Canada Director May 14, 1997	Mr. Hartog is President of Robhar Investments Ltd., a private investment company.	92,850	2,449	$2,082,283

LISE LACHAPELLE (2) (4) Iles-des-soeurs, Quebec, Canada Director May 15, 1996	Ms. Lachapelle is a Corporate Director. She was the President and Chief Executive Officer of the Forest Products Association of Canada from September 1994 to December 2001. Prior to September 1994, she was President of Strategico Inc. for one year and a consultant with Strategico for three years.	5,000	2,449	$162,761

JOHN W. ROBINSON (3) (4) Greensboro, North Carolina, U.S.A. Director May 11, 1995	Mr. Robinson is a Corporate Director. He was President and Chief Executive Officer of SMP Steel Corp. (steel distribution) until his retirement in December, 1998.	41,000	2,449	$949,361

Value of
			Number of	Common
Name / Jurisdiction		Number of	Deferred	Shares and
of Residence / Position Held/		Common	Share	DSU's as of
Date Became a Director	Principal Occupation and Biography	Shares Held	Units Held (6)	12/31/05(7)
EDWARD M. SIEGEL, JR. Westport, Connecticut, U.S.A. Director; President and Chief Executive Officer May 6, 1998	Mr. Siegel is an Executive Officer of the Company. In February 1987, Mr. Siegel joined Russel Metals Inc. as a Vice President with responsibility for the export of prime and secondary materials from Canadian steel mills and for the import of semi-finished material to Canadian mills. Over the succeeding 13 years, Mr. Siegel assumed various responsibilities, eventually becoming President and Chief Executive Officer of Russel Metals Inc. in 1997. In 1985, Mr. Siegel joined Duferco Inc. as a Vice President, with responsibility for starting a tubular products operation and for augmenting Duferco’s trading of steel products worldwide. Mr. Siegel’s career in the metals industry began in 1965 when he joined The Titan Industrial Corporation, a steel trading company based in New York. As Senior Vice President, his primary responsibility was for the tubular products division.	800,000	n/a	$17,480,000

(1)	Member of the Audit Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Management Resources and Compensation Committee.

(4)	Member of the Environmental Management and Health & Safety Committee.

(5)	Mr. Griffiths was formerly a director of Brazilian Resources Inc. which was issued a temporary cease trading order by the Ontario Securities Commission on June 10, 2001 relating to management and insiders. This order was rescinded on July 30, 2001. Mr. Griffiths was a director of Consumers Packaging Inc. at the time it was placed into liquidation under the protection of the CCAA (2001) and cease trade orders were issued against management and insiders due to failure to file financial statements. Mr. Griffiths was a director of Slater Steel Inc., when it operated under the protection of the CCAA in an orderly wind-down (2003).

(6)	See “Deferred Share Unit Plan” on page 16 and Deferred Share Units on page 25 of this circular.

(7)	Based on the closing price of a Common Share on The Toronto Stock Exchange on December 31, 2005 of $21.85.
     Share Ownership of Directors
     Each Director of the Company is required to beneficially own Common Shares or deferred share units or a combination thereof valued at three times the annual Board retainer. Based on the current annual retainer, each Director must own Common Shares or deferred share units valued at not less than $75,000. Any Director who does not meet this requirement at the date of his or her first election or re-election to the Board of Directors following implementation of this policy is required to achieve this ownership level within three years from the date of such first election or re-election. All of the current Directors have reached the required level, with the exception of Mr. Benedetti, who must achieve the required ownership level before re-election in 2009.
     As of the date hereof, the nominees for election as Directors of the Company at the upcoming annual meeting of shareholders beneficially own or control an aggregate of 1,011,850 Common Shares. In addition, such nominees hold an aggregate of 14,694 deferred share units under the Company’s Deferred Share Unit Plan for Directors, which is described on page 16 of this circular.

     Committees of the Board of Directors
     The Company is required to have an Audit Committee of the Board of Directors. Other committees of the Board are the Management Resources and Compensation Committee, the Nominating and Corporate Governance Committee and the Environmental Management and Health & Safety Committee. The members of each committee are identified in the table, “Management’s Nominees for Election as Directors of Company”, on page 5. Information relating to the composition and mandate of these committees is described under “Report on Executive Compensation” following this paragraph and “Statement of Corporate Governance Practices”, commencing on page 18 of this circular.
REPORT ON EXECUTIVE COMPENSATION
     Composition of the Management Resources and Compensation Committee
     The Company’s Management Resources and Compensation Committee is comprised of four unrelated members of the Board of Directors, C.R. Fiora (Chair of the Committee), A.F. Griffiths, R. Hartog and J.W. Robinson. Mr. Fiora succeeded L. Lachapelle as Chair of the Committee on February 23, 2006. It is the responsibility of the Committee to review the compensation policies and levels for the Company’s executive officers, to ensure that such compensation is competitive and reasonably related to individual and corporate performance, and to make recommendations to the Board of Directors with respect to such matters. The Committee meets as required, but not less frequently than annually. The Management Resources and Compensation Committee met twice during 2005.
     Report of the Management Resources and Compensation Committee with Respect to Executive Compensation
     The Company’s executive compensation policies and practices are designed to provide a competitive level of total compensation, to recognize and reward superior performance by individual executives and to foster a common perspective between the Company’s executive officers and its shareholders. The key components for executive officer compensation are base salary, short-term incentives in the form of cash bonus opportunities (expressed as a variable percentage of base salary which increases with the level of basic earnings per share of the Company), and long-term incentives in the form of stock options. Pay for performance is an important underlying principle of the Company’s executive compensation philosophy, with the result that variable compensation (in the form of cash bonuses and stock options) can represent a substantial proportion of total compensation in a successful year.
     The Committee uses various information sources, including independent consultants, to monitor the competitive position of the Company’s salaries, bonus plans and stock-based incentives, and to assess the effectiveness of the Company’s incentive plans in contributing to corporate performance. The Committee uses comparative data to ensure the ability of the Company to attract, retain and motivate key executives. The comparative group includes large autonomous industrial companies in Canada and the United States and other companies operating in the metals industry in North America.
     The Company’s executive compensation policies provide for base salaries, which are competitive with similar positions in the comparator group. Individual levels, which are reviewed annually or in the case of the Company’s most senior executives, bi-annually, may vary from this objective, depending upon the particular experience and other qualifications of the individual, sustained performance level, length of service and other relevant factors.
     The Committee has established a Management Incentive Compensation Plan for executive officers, which ties annual cash bonuses to profit sharing based on audited annual basic earnings per share of the Company over a minimum threshold. Annual incentive bonuses are paid in February following the year in which they are earned.

     Executive performance is motivated in part by linking total compensation with long-term share performance through the use of stock options. Options granted to executives under the Company’s share option plan become immediately exercisable with respect to 20% of the optioned Common Shares and exercisable as to an additional 20% following each of the first, second, third and fourth anniversaries of the date of grant. The options have an exercise price not less than the prevailing market price at the date of the grant and a term of 10 years. The amount and terms of outstanding options are among the factors, which are considered by the Committee in making recommendations to the Board with respect to the grant of additional options.
     The annual salary of the Chief Executive Officer for 2005 and for 2006 is US $525,000. This represents an increase of $25,000 (5%) over the annual salary paid to him in 2004 and 2003. This annual salary is considered by the Committee to be appropriate based on the Chief Executive Officer’s performance, and performance and compensation data relevant to the comparator group. In addition, the Committee believes that this salary is commensurate with the considerable industry experience and knowledge and management abilities of the Chief Executive Officer. A bonus of US$2,609,250 was paid to Mr. Siegel as Chief Executive Officer in 2006 for the 2005 fiscal year. This amount was determined in accordance with the Company’s Management Incentive Compensation Plan for executive officers, is directly related to the Company’s reported basic earnings per share for the year and reflects the Company’s earnings per share. In addition, Mr. Siegel was granted options to purchase 325,000 Common Shares in 2005.
     Submitted on behalf of the Management Resources and Compensation Committee:
A. F. Griffiths
R. Hartog
L. Lachapelle (Chair)
J. W. Robinson

     Performance Graph
     The following graph shows a comparison over the five year period ended December 31, 2005 of the value of $100.00 originally invested in Common Shares and the S&P/TSX Composite Index and in each case assuming reinvestment of cash dividends paid.

	Dec-2000	Dec-2001	Dec-2002	Dec-2003	Dec-2004	Dec-2005
S&P/TSX Composite Index	$100.00	$87.43	$76.55	$97.01	$111.06	$137.85
Russel Metals Common Shares	$100.00	$131.71	$195.48	$353.05	$651.97	$965.40

     Summary Compensation Table
     The following table provides a summary of compensation earned during each of the last three fiscal years by the Chief Executive Officer and the other named executive officers of the Company as required by applicable securities legislation.

	Annual Compensation
					Long-Term
					Compensation
					Securities Under
				Other Annual	Options	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Granted(2)	Compensation(3)
Edward M. Siegel, Jr.(4)	2005	$525,000	$2,609,250	$(2,658)	325,000	$17,474
President and Chief Executive	2004	$500,000	$3,070,000	$(123,755)	350,000	$18,191
Officer	2003	$500,000	$625,000	$20,682	300,000	$18,391

Brian R. Hedges	2005	$409,500	$1,221,129	—	150,000	$29,910
Executive Vice President and Chief	2004	$405,000	$1,436,760	—	175,000	$10,011
Financial Officer	2003	$390,000	$292,500	—	125,000	$10,153

Marion E. Britton	2005	$190,000	$566,580	—	35,000	$10,533
Vice President, Chief Accounting	2004	$189,686	$694,041	—	35,000	$1,168
Officer and Assistant Secretary	2003	$175,000	$113,750	—	15,000	$1,218

	2005	$225,502	$299,318	n/a	25,000	$10,413
Maureen A. Kelly	2004	$227,691	$561,705	n/a	25,000	$10,642
Vice President, Information Systems	2003	$212,669	$60,486	n/a	15,000	$6,784

David J. Halcrow	2005	$122,951	$299,318	—	25,000	$12,724
Vice President, Purchasing and	2004	$122,833	$531,705	—	15,000	$12,224
Inventory Management	2003	$112,539	$60,486	—	15,000	$10,772

(1)	The value of perquisites for each of Mr. Siegel, Mr. Hedges, Ms. Britton and Mr. Halcrow is less than the lesser of $50,000 and 10% of the named executive officer’s total annual salary and bonus, and accordingly they are not reflected in this table. The amount shown for Mr. Siegel represents a tax equalization payment made to Mr. Siegel in 2003. In 2004 and 2005, Mr. Siegel reimbursed the Company for foreign tax credits utilized in the year in accordance with his tax equalization arrangement.
(2)	The numbers shown indicate the number of Common Shares in respect of which options were granted to the named executive officer during the year in question.
(3)	The amounts shown represent the Company’s contributions to the 401K Plan for Mr. Siegel; registered retirement savings plans for Ms. Kelly and Mr. Halcrow; the Value Sharing Plan for each of Mr. Hedges, Ms. Britton, Ms. Kelly and Mr. Halcrow; and the Group Term Life Insurance Plan for each of the named executive officers. Group Term Life and Value Sharing Plan benefits are available to all employees. The Company provides retirement savings plans for all employees; however, the plan varies based on country of employment and employee group.
(4)	Compensation for Mr. Siegel is paid in U.S. dollars and thus is reported in U.S. dollars. All other amounts shown in this table are in Canadian dollars.
     Share Ownership Requirement for CEO and CFO
     The Board of Directors has adopted a policy for the Company’s Chief Executive Officer and the Chief Financial Officer which requires each of these officers to beneficially own Common Shares valued at not less than one times his annual salary within five years of appointment to such position. Mr. Siegel currently owns Common Shares valued at $17,480,000 and Mr. Hedges currently owns Common Shares valued at $2,274,585. These values are in excess of the requirement.

     Options Granted During 2005
     The following table sets out options to purchase Common Shares of the Company granted by the Company during 2005 to the named executive officers.

		% of Total
		Options Granted	Exercise or	Market Value of	Expiration
	Common Shares Under	to Employees in	Base Price Per	Common Shares on	Date
Name	Options Granted	2005	Common Share	the Date of Grant	M/D/Yr
Edward M. Siegel, Jr.	325,000	38%	$15.85	$15.85	04/27/2015
Brian R. Hedges	150,000	18%	$15.85	$15.85	04/27/2015
Marion E. Britton	35,000	4%	$15.85	$15.85	04/27/2015
Maureen A. Kelly	25,000	3%	$15.85	$15.85	04/27/2015
David J. Halcrow	25,000	3%	$15.85	$15.85	04/27/2015
     All of the above options are immediately exercisable with respect to 20% of the optioned Common Shares and are exercisable as to an additional 20% following each of the first, second, third and fourth anniversaries of the date of grant.
     Aggregate Stock Option Exercises During 2005 and Value of Options at December 31, 2005
     The following table sets out certain information with respect to Common Shares under option to the named executive officers as at December 31, 2005.

					Value of Unexercised
			Unexercised Options at		In-The-Money Options at
	Options Exercised During 2005		December 31, 2005		December 31, 2005(1)
	Securities Acquired	Aggregate Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward M. Siegel, Jr.	225,000	$2,715,750	65,000	635,000	$390,000	$7,039,500
Brian R. Hedges	95,000	$1,116,900	30,000	290,000	$180,000	$3,157,500
Marion E. Britton	22,500	$236,250	7,000	58,000	$42,000	$588,900
Maureen A. Kelly	7,000	$94,940	15,000	43,000	$157,000	$446,600
David J. Halcrow	12,000	$130,890	5,000	38,000	$30,000	$388,500

(1)	Based on the closing price of a Common Share on The Toronto Stock Exchange on December 31, 2005 of $21.85.
     Indebtedness of Directors, Senior Officers and Named Executive Officers Under Securities Purchase Programs
     No current or former Director, executive officer, employee, proposed nominee for election as a Director or any associate of any such Director or officer or proposed nominee had any indebtedness to, or guaranteed or supported by, the Company or any of its subsidiaries as at December 31, 2005.

     Defined Benefit Pension Plans
     The Company provides retirement benefits in the form of pensions from the Company’s registered pension plans or participation in a Registered Retirement Savings Plan. The Company’s contributions on behalf of Ms. Kelly and Mr. Halcrow to a Registered Retirement Savings Plan are included in the Compensation Table located on page 10.
     Mr. Siegel participates in the Company’s Defined Contribution Plan covering the U.S. employees of its affiliated group of companies. The Company makes contributions based on a percentage of Mr. Siegel’s compensation and contributions up to a maximum each year. The maximum for 2005 was US $8,400 and is reflected in the Compensation Table located on page 10. All contributions are vested immediately.
     Mr. Hedges and Ms. Britton participate in a defined benefit final average formula plan which will provide an annual pension equal to 1.3% of pensionable earnings up to the Canada Pension Plan maximum pensionable earnings level and 2% of pensionable earnings above such level based on the highest consecutive 60 months pensionable earnings, for each year of credited service subject to the maximum allowed. The normal form of benefit payable at age 65 is a life annuity guaranteed for 120 months or a joint and survivor pension equal to 60% of the individual’s pension entitlement. The credited years of service for Mr. Hedges and Ms. Britton to December 31, 2005 are 11.5 and 21 years, respectively.
     The defined benefit pension entitlements referred to above are, in each case, subject to the maximum allowed under a registered plan under the Income Tax Act for each year of credited service. The limit for 2005 was $2,000. There are no offsets to the benefits from any of the foregoing plans. The following table illustrates the annual pension payable from the defined benefit plan for various periods of service, assuming retirement at age 65 and annual remuneration at the maximum.

Years Of Service
10	15	20	25	30	35
$20,000	$30,000	$40,000	$50,000	$60,000	$70,000
     Mr. Hedges has entered into a supplementary retiring allowance agreement with the Company, particulars of which are set out below under the heading Employment, Retiring Allowance and Change of Control Agreements. Based upon current salary levels and Canada Pension Plan benefits, the estimated annual benefit payable upon retirement at normal retirement age to Mr. Hedges under the Company’s registered pension plans referred to above and the supplementary retiring allowance agreement discussed below is $235,757.
     The following table describes the 2005 service cost, accrued obligation at December 31, 2005, and the accrued Annual Pension Benefits payable at age 60 for each of Mr. Hedges and Ms. Britton. The amounts disclosed are estimates based on assumptions, and represent contractual entitlements that may change over time. The method used to determine these estimated amounts may not be identical to methods used by other issuers and, as a result, the figures may not be comparable.

Executive Pension Value Disclosure (1)

			Accrued Annual
		Accrued Obligation	Pension Benefits
		at December 31,	Payable at Age 60
Name	2005 Service Cost (3)	2005 (4)	(5)
Brian R. Hedges (2)
- Defined Benefit Plan	$22,000	$334,000	$23,000
- SERP	$71,000	$1,019,000	$74,000

Total	$93,000	$1,353,000	$97,000

Marion E. Britton (2) - Defined Benefit Plan	$21,000	$538,000	$42,000

(1)	Pension benefits reflected in this table are fully vested as at the valuation date.
(2)	Amounts shown include pension benefits under the Russel Metals’ Defined Benefit Plan and for Mr. Hedges for benefits under his Supplemental Retirement Allowance Agreement (SERP).
(3)	Service cost is the value of the projected benefits earned for years of pensionable service accrued during 2005. The value has been determined using the same actuarial assumptions as those used to determine the year-end pension plan obligations disclosed in Note 14 of the 2005 consolidated financial statements.
(4)	Accrued obligations are the actuarial value of projected obligations for service to December 31, 2005. The value has been determined using the same actuarial assumptions as those used to determine the year-end pension plan liabilities disclosed in Note 14 of the 2005 consolidated financial statements.
(5)	Accrued Annual Pension Benefits are based on early retirement provisions as at age 60 (retirement age assumed for determining 2005 Service Cost and Accrued Obligation at December 31, 2005), current compensation levels and years of pensionable service for each of the named executive officers.
Employment, Retiring Allowance and Change of Control Agreements
     CEO Employment Agreement
     In August of 1997, the Company entered into an employment agreement with Mr. Siegel, which provided for his employment as President and Chief Executive Officer of the Company effective August 12, 1997. The agreement provided for compensation with respect to Mr. Siegel’s annual base salary, bonus entitlement (expressed as a variable percentage of his base salary which increases with the level of basic earnings per share of the Company) and grant of options to acquire Common Shares. Mr. Siegel’s salary, bonus and stock options awarded for 2005 are disclosed in the compensation table for named executive officers. Pursuant to the agreement, Mr. Siegel is entitled to be compensated for the difference in effective income tax rates in Canada and the United States. Mr. Siegel is entitled to benefits similar to those enjoyed by the Company’s other executive officers pursuant to the Company’s normal benefit plans, practices and policies. Mr. Siegel’s employment agreement provides for severance pay equal to two times his annual salary, plus amounts estimated to be payable pursuant to any profit sharing, incentive compensation or bonus program, in the event that his employment is terminated without just cause.
     In 2000, a subsidiary of the Company signed an agreement with Mr. Siegel to fund a Split Dollar Whole Life Insurance Policy. The agreement requires the subsidiary to pay up to US $200,000 per year for approximately 13 years to fund a Whole Life Insurance Policy for US $6.5 million. The premiums paid by the subsidiary will be reimbursed from the insurance proceeds or from the excess cash surrender value commencing when the Whole Life Insurance Policy has been fully funded.

     CFO Supplementary Retiring Allowance Agreement
     The Company has entered into a supplementary retiring allowance agreement with Mr. Hedges. Under such agreement he becomes entitled to a maximum annual pension at age 65 equal to the product obtained by multiplying 3% by the number of years of service to a maximum of 20, including periods of permanent disability, by his highest annual salary averaged over 3 years less the annual amount of his pension under the Company’s registered pension plans, and less the amount of the Canada Pension Plan pension benefit payable on the date of retirement. If Mr. Hedges ceases to be employed by the Company prior to age 65 and he elects to accelerate the payment of his supplementary pension, the annual amount to which he will be entitled will be reduced by one-half of 1% for each calendar month prior to the first month in which he would be 65 years of age. On the death of Mr. Hedges following retirement, his surviving spouse would become entitled to a pension of up to two-thirds of his supplementary pension. If there is no surviving spouse, a lump sum is payable to a named beneficiary in the amount of 60 times the monthly pension benefit, less any amount paid to Mr. Hedges during his lifetime pursuant to the supplementary retiring allowance agreement. The agreement also provides for payment in the event of death and for payments in the event of termination of employment without just cause following a change of control of the Company. The Company has agreed to make payments to a separate trust, of the amounts, actuarially determined, necessary to fund the future service obligations arising after January 1, 2003 under the supplementary retiring allowance agreement. In 2005, the Company paid an aggregate of $102,217 in respect of future service obligations related to 2005.
     CEO and CFO Change of Control Agreements
     The Company has entered into change of control employment agreements with Messrs. Siegel and Hedges providing for the continued employment of Mr. Siegel for two years and Mr. Hedges for three years following a change of control and for severance payments in certain circumstances in the event of the termination of their employment within such period. Such circumstances include termination of employment (other than for just cause, disability or retirement) or termination of employment of the executive officer for good reason.
     A “change of control” includes the acquisition of effective control of the Company by a person or group of persons acting in concert and a determination by the Directors of the Company that a change of control has occurred or is about to occur. For such purpose, any person or group holding securities of the Company which entitle such holder or holders to cast more than 25% of the votes attaching to all shares in the capital of the Company which may be cast to elect Directors of the Company shall be deemed to be in a position to exercise effective control of the Company. A change of control will also have occurred if incumbent Directors cease to constitute a majority of the Board of Directors of the Company. For this purpose an incumbent Director is any member of the Board of Directors of the Company who was a Director of the Company immediately prior to the event which gave rise to the change of control, and any successor to an incumbent Director who was recommended or elected or appointed to succeed an incumbent Director by the affirmative vote of a majority of the incumbent Directors. Upon termination in the foregoing circumstances, Mr. Siegel is entitled to receive a lump sum payment of two, and Mr. Hedges is entitled to receive a lump sum payment of three, times their then current salary, including amounts estimated to be payable pursuant to any profit sharing, incentive compensation or bonus program. Messrs. Siegel and Hedges are also entitled to receive an amount on account of the value of all options or other rights to acquire shares of the Company held by them or to which they would have been entitled, an amount on account of pension benefits to which they would have been entitled and certain other benefits.

EQUITY PLANS
     The Company has established a Share Option Plan for employees and officers of the Company, a Deferred Share Unit Plan for non-executive Directors of the Company and a Share Purchase Plan for employees, all of which are designed to encourage eligible employees, officers and non-executive Directors of the Company to align their interests directly to those of shareholders and allow the Company to maintain competitive compensation programs that enable it to attract and retain employees. The material terms of the Share Option Plan, Deferred Share Unit Plan and Share Purchase Plan are described below.
     Share Option Plan
     Employees and officers of the Company are eligible to receive share options. Approximately 87 employees of the Company currently hold share options pursuant to the Share Option Plan (representing approximately 3.5% of the Company’s employees). Non-executive Directors became members of a Deferred Share Unit Plan effective April 2004 and no longer receive options under the Share Option Plan. Four non-executive Directors currently hold an aggregate of 47,666 options granted prior to 2004.
     Options to acquire a total of 856,000 Common Shares were granted during 2005, of which options to acquire 296,000 Common Shares were granted to employees and options to acquire 560,000 Common Shares were granted to named executive officers. At March 1, 2006, 2,427,500 options to purchase Common Shares were outstanding.
     Subject to the requirements of the Share Option Plan, the Board of Directors has the authority to select those employees and officers to whom share options are granted and the number of share options granted to each individual. Options vest in accordance with terms determined by the Board, but generally options granted are immediately exercisable as to 20% of the optioned Common Shares and are exercisable as to an additional 20% following each of the first, second, third and fourth anniversaries of the date of the grant. The options granted pursuant to the Share Option Plan are not transferable and have a maximum term of ten years.
     The exercise price of options is not less than the Market Price of a Share, on the date of the grant of the options, which is the closing price of a Common Share on the Toronto Stock Exchange on the Business Day immediately preceding such date. In the event that the Common Shares did not trade on the Business Day immediately preceding such date, the Market Price on the date of the grant shall be the average of the bid and ask prices of a Common Share at the close of trading on the Business Day immediately preceding such date.
     The Board of Directors may amend the Plan from time to time. Shareholder approval is required when it is contemplated to increase the total number of Common Shares reserved for options under the Plan, decrease the Option Price of any options granted under the Plan or modify the provisions of the Plan relating to eligibility if the modifications would have the potential of broadening increased insider participation.
     In 2005, shareholders approved an amendment to the Plan to permit the grant of options under the Plan provided that the aggregate number of Common Shares reserved for issuance under the Plan at any time shall not exceed 5% of the outstanding Common Shares (on an undiluted basis). At March 1, 2006, there were 50,761,309 Common Shares outstanding. The aggregate maximum number of Common Shares that can be reserved for issuance under the Plan is 2,538,065. The Plan is automatically replenished on the exercise or cancellation of outstanding options.
     The total number of Common Shares to be optioned to any Optionee under the Share Option Plan together with any Common Shares reserved for issuance under options or warrants for services and other share compensation arrangements to such Optionee shall not exceed 5% of the issued and outstanding Common Shares at the date of the grant of the Option.

     On termination of employment, unvested share options are forfeited and vested share options may be exercised for a period of 30 days following termination, subject to the discretion of the Board of Directors to extend such period to not later than the original expiry date of the options and the fourth anniversary of termination of employment. Upon death of an eligible person, the deceased participant’s legal personal representative may exercise all options that vest in accordance with the terms of the Share Option Plan for a period of eighteen months following death.
     Deferred Share Unit Plan
     In April 2004, the Board of Directors adopted a Deferred Share Unit Plan (“DSU Plan”) for its Directors to replace the grant of share options to non-executive Directors. A DSU is a unit equivalent in value to one Common Share of the Company, based on the average of the daily average of the high and low Board lot trading prices of the Company’s Common Shares on the Toronto Stock Exchange (the “Market Price”) for the last five trading days immediately prior to the date on which the value of the DSU is determined. DSU’s are allocated on the last day of March, June, September and December in each year. The number of DSU’s credited quarterly to each Director’s account is determined by dividing $5,000 by the Market Price at the quarterly payment date, subject to proration, if necessary, according to the number of days a person was a Director of the Company during the calendar quarter. A Director may contribute all or a portion of his/her annual Board retainer or annual chair retainer by providing the required notice to the Company in accordance with the Plan.
     DSU’s are redeemable only when a Director leaves the Board, thereby providing an ongoing equity stake in the Company throughout the Director’s service to the Company. The Company will make a cash payment to a Director upon redemption, as soon as practicable after the Director’s termination date, but, in any event, no later than December 31 of the first calendar year commencing after the Director’s termination date, the value of which is determined by multiplying the number of DSU’s in the Director’s account on the redemption date by the Market Price on such redemption date. Applicable income tax and other withholdings, as required by law, will be deducted.
     Share Purchase Plan
     The Company has a Share Purchase Plan (the “Value Sharing Plan”) to provide employees with an opportunity to purchase Common Shares of the Company, furthering participants’ alignment with the interests of shareholders and allowing them to share in the financial success to which they contribute. New employees can join the Value Sharing Plan on the first day of the month following the completion of three months of employment. Employees may contribute between a minimum of 1% and a maximum of 5% of their base pay through payroll deductions. Under the Value Sharing Plan, the Company contributes one-third of an employee’s contributions to acquire Common Shares of the Company. No Company contributions are made in respect of additional or lump sum employee contributions. The Value Sharing Plan is available to all employees in Canada and the United States.
     In Canada, the Value Sharing Plan is administered by Sunlife Canada and in the United States Lasalle National Bank administers the Plan. These institutions administer the Value Sharing Plan independently of the Company. Shares are purchased in the market on behalf of participants at current market prices bi-weekly in Canada and at the beginning and middle of each month in the United States and are distributed to participants’ accounts thereafter. An employee may withdraw his/her employee contribution at any time, but if the employer contribution is withdrawn, he/she may not re-enter the Value Sharing Plan for six months.

EQUITY PLAN INFORMATION
     The following table outlines certain information relating to the securities authorized for issuance under the Company’s equity plans as at December 31, 2005. The shareholders have approved the Share Option Plan.

Number Of
Securities
Remaining Available
For Future Issuance
	Number Of		Under Equity Plans
	Securities To Be		(Excluding
	Issued Upon	Weighted-Average	Securities
	Exercise Of	Exercise Price Of	Reflected In Column
	Outstanding Options	Outstanding Options	(A))

Plan Category	(A)	(B)	(C)
Share Option Plan(1)	1,869,466	$11.12	663,334

(1)	The material features of the Share Option Plan are described on page 15 under the heading “Equity Plans — Share Option Plan”.

CORPORATE GOVERNANCE
     The Company and its Board of Directors remain committed to corporate governance practices that are appropriate for the Company and its business, while at the same time satisfying all regulatory requirements. This section describes a number of the Company’s governance practices.
     Board of Directors Meetings Held and Attendance of Directors
     A list of the meetings of the Board and its committees held in 2005 is included below, with the attendance record of each Director.
     Number of Board and Committee Meetings Held

Board of Directors	4
Audit Committee	4
Management Resources and Compensation Committee	2
Nominating and Corporate Governance Committee	4
Environmental Management and Health & Safety Committee	1
     Summary of Attendance of Directors

Attendance at Board
	of Directors	Attendance at
Name Of Director	Meetings	Committee Meetings
Alain Benedetti(1)	—	—
Pierre Brunet(2)	3 of 4	5 of 5
James F. Dinning	4 of 4	8 of 8
Carl R. Fiora	4 of 4	8 of 8
Anthony F. Griffiths	4 of 4	6 of 6
Robbert Hartog	4 of 4	6 of 6
Lise Lachapelle	4 of 4	3 of 3
John W. Robinson	4 of 4	3 of 3
Edward M. Siegel, Jr.(3)	4 of 4	—

(1)	Mr. Benedetti became a director on February 23, 2006.

(2)	Mr. Brunet ceased to be a director effective December 31, 2005.

(3)	Mr. Siegel is not a member of any of the Company’s Board committees.
     Statement of Corporate Governance Practices
     The disclosure set out below reflects the Company’s compliance with National Policy 58-201 (Corporate Governance Guidelines) and National Instrument 58-101 (Corporate Governance Practices) (the “CSA Governance Rules”).

Disclosure Requirement	Practices of Russel Metals Inc.

Independence of the Board	More than a majority of the members of the Company’s Board of Directors are independent Directors. The only Director who is not independent is Mr. Siegel, the Company’s President and Chief Executive Officer. Each of the independent Directors is also an “unrelated” Director for purposes of the CSA Governance Rules.

Other Board Positions held by the Company’s Directors	The Directors listed below also sit on the Boards of the public company issuers indicated opposite their names:

Alain Benedetti	Dorel Industries Inc. and Birks & Mayors Inc. and a Governor of Dynamic Mutual Funds

James F. Dinning	Finning International Inc., JED Oil Inc., Liquor Stores Income Fund, Oncolytics Biotech Inc., Parkland Income Fund, Shaw Communications Inc. and Western Financial Group Inc.

Anthony F. Griffiths	Alliance Atlantis Communications Inc., Crum & Forster Holdings Corp., Fairfax Financial Holdings Limited, Hub International Limited, Jaguar Mining Inc., Lindsey Morden Group Inc., Northbridge Financial Corporation, Novadaq Technologies Inc., Odyssey Re Holdings Corp., PreMD Inc. and Vitran Corporation Inc.

Robbert Hartog	Crum & Forster Holdings Corp., Fairfax Financial Holdings Limited, Lindsey Morden Group Inc., Northbridge Financial Corporation and Odyssey Re Holdings Corp.

Lise Lachapelle	Abitibi-Consolidated Inc., Industrial Alliance Insurance and Financial Services Inc., INNERGEX Power Income Fund and Mirabaud Canada Inc.

In Camera Meetings	The independent Directors meet in camera at each regularly scheduled meeting of the Board. Last year there were four such in camera sessions.

Independent Chairman	Mr. Griffiths is the Chairman of the Board and is an independent Director.

Board Mandate	The mandate of the Board of Directors is included as Schedule A to this circular, beginning on page 29. Under the mandate, the Board of Directors has explicitly assumed stewardship responsibility for the Company as well responsibility for the matters specifically set out in the CSA Governance Rules.

The mandate provides that the Board of Directors shall review and approve the strategic direction and annual business plan of the Company and its capital expenditure budget. In addition, it approves acquisitions and all capital expenditures in excess of $1.0 million. It also reviews and approves changes in business focus, corporate financings and debt issues.

Disclosure Requirement	Practices of Russel Metals Inc.

Size of Board	The Company’s articles require it to have a minimum of seven and a maximum of 12 Directors. The Board believes that a Board with a number of Directors within this range will allow it to operate effectively. The number of Directors to be elected at the upcoming annual meeting of shareholders is set at eight. The size and composition of the Board brings to the Company a balance of industry and operational expertise as well as backgrounds in other areas that the Board believes is of benefit to the Company.

Board Committees	The following is a list of the Company’s Board committees:

• Audit Committee

• Nominating and Corporate Governance Committee

• Management Resources and Compensation Committee

• Environmental Management and Health & Safety Committee

The Board has adopted mandates for each of these committees.

Position descriptions	The Board has approved position descriptions for:

• the Chairman of the Board

• the Chairman of each Committee of the Board

• the Chief Executive Officer

The Board is satisfied that the functions and respective responsibilities of the Board and Management are clearly understood and supported by all participants in the Company’s governance process.

The Board expects Management to keep it apprised of all material risks facing the Company and to provide it with regular reports on the Company’s activities and on any external developments that are likely to affect the Company. The Board of Directors also expects Management to advise it of any events, which have or are likely to have a material effect on the Company. The interaction between the Board of Directors and Management challenges Management to proactively manage the cyclical nature of the business to ensure the maximizing of shareholder value.

Orientation Program	New Directors have joined the Board of Directors in each of the last three years. In each case, Management provided the new Directors with background and information about the Company to assist the Director in becoming conversant with the Company’s business and priorities, as well as information concerning the industry in which the Company and its major competitors operate. New directors also participate in tours of Company facilities and in small group sessions with senior management personnel as part of their orientation process.

Disclosure Requirement	Practices of Russel Metals Inc.

Ongoing Education Program	Management provides the Directors with supplemental Company specific and industry general information on an ongoing basis, not less frequently than quarterly, as part of a continuous education program for the Directors designed to keep them current with respect to factors affecting the Company. This program includes periodic tours of Company facilities, and presentations by senior corporate and operating personnel. It also includes periodic presentations concerning legal and policy development affecting Canadian public companies generally and the responsibilities of directors.

Culture of Ethical Business Conduct	The Board has approved and adopted a Code of Business Conduct and Ethics Policy, which applies to all the Company’s Directors, officers and employees. This code can be found on the Company’s website at www.russelmetals.com (see “About Russel Metals” and “Corporate Governance”) and has been filed on SEDAR.

Monitoring Compliance with Code of Business Conduct and Ethics and other Policies	The Board has adopted a requirement for regular reports on compliance with the Code of Business Conduct and Ethics Policy, as well as other company policies.

Conflict of Interest	The Company has no contracts or other arrangements in place in which any of its Directors or officers has a material interest and does not anticipate entering into any such arrangement. If any such arrangement were to arise, it would first be considered by the Audit Committee and approved by the Board of Directors (in each case, without the participation of the Director who had the material interest in question).

Audit Committee	The mandate for the Audit Committee includes responsibility for reviewing the Company’s quarterly and annual financial statements and management’s discussion and analysis of financial conditions and results of operations and for monitoring the Company’s internal control procedures. The Audit Committee meets regularly with the Company’s external auditors without Management being present. All members are independent Directors. Additional information with respect to the Audit Committee, including its mandate, can be found in the Company’s annual information form.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee is a fully independent committee of the Board. It is responsible for:

• developing and recommending governance guidelines for the Company (and periodic review of those guidelines);

• identifying individuals qualified to become members of the Board; and

• recommending Director nominees to be put before the shareholders at each annual meeting.

The Board annually appoints the Nominating and Corporate Governance Committee and its Chairman. As part of each meeting, Committee members meet without any member of Management present. The Committee has the authority to retain and compensate any consultants and advisors it considers necessary to fulfill its mandate.

Disclosure Requirement	Practices of Russel Metals Inc.

Nomination of New Directors	The Nominating and Corporate Governance Committee has responsibility for making recommendations to the Board concerning new Director candidates. As and when new Directors have been required from time to time, the Nominating and Corporate Governance Committee has determined the skill set of a potential Director that it believed would best suit the Company in the circumstances and developed, for consideration by the Board, profiles of individuals whose background and skills would complement those of the existing Directors.

Independence of the Management Resources and Compensation Committee	The Board has a fully independent Management Resources and Compensation Committee, the responsibilities of which include:
• reviewing and making recommendations to the Board (without the participation of the CEO) concerning compensation of the Company’s CEO;

• reviewing and making recommendations to the Board of Directors concerning compensation of other executive officers and Directors, incentive-based plans and equity-based plans;

• approving and monitoring share ownership policies; and

•    reviewing compensation disclosure in public documents, including the Committee’s annual report on executive compensation for inclusion in the Company’s information circular in accordance with applicable rules and regulations.

Operation of the Management Resources and Compensation Committee	The Management Resources and Compensation Committee considers matters within its mandate and makes recommendations to the full Board.

The Board annually appoints the Management Resources and Compensation Committee and its Chairman. As part of each meeting, Committee members meet without any member of Management present. The Committee has the authority to retain and compensate any consultants and advisors it considers necessary.

Determining Director and Officer Compensation	The Management Resources and Compensation Committee recommends the compensation for the Chief Executive Officer to the Board and reviews compensation policies and levels for the Company’s other executive officers to ensure that their compensation is competitive and reasonably related to personal and corporate performance. It uses various information sources, including independent consultants, to monitor the competitive position of the Company’s salaries, bonus plans and stock-based incentives and to assess the effectiveness of the Company’s incentive plans in contributing to corporate performance. The Company determines Director compensation with reference to board compensation of comparably sized Canadian companies. See “Compensation of Directors” on page 24 of this circular.

Disclosure Requirement	Practices of Russel Metals Inc.

Environmental Management and Health & Safety Committee	The mandate of the Environmental Management and Health & Safety Committee is to monitor, evaluate and make recommendations to the Board for the purposes of ensuring that the Company conducts its activities in a manner which complies with applicable environmental and occupational health and safety laws. These activities should minimize adverse impacts on the natural environment and to the communities in which the Company resides and operate in a manner that respects the health and safety of its employees.

Assessment	Each Director completes a questionnaire each year assessing the performance of the Board of Directors and its committees. The questionnaires are submitted to the Secretary (who is a partner with Davies Ward Phillips & Vineberg LLP and not a member of Management) who in turn discusses the issues raised by the Directors in their responses with the Chairman and the Board of Directors. Each Committee of the Board is required to review annually at a meeting of the Committee, the effectiveness and contributions of the Committee, and to report to the Board with respect to such review. The Board has also adopted a requirement that each Director also submit annually to the Chairman of the Board a completed self-assessment form which is designed to improve individual Director performance through critical self-evaluation. Individual and corporate goals can be expected to be more readily achieved as Directors are assisted in identifying areas that may be improved. The questionnaire is designed to encourage each Director to thoughtfully consider ways in which his or her effectiveness may be increased and to identify areas where the Company can assist in improving Directors’ performance.

Outside Advisors	Each committee of the Board is entitled to engage outside advisors at the Company’s expense in connection with its mandate. Directors may engage advisors at the Company’s expense for other purposes with the concurrence of the Chair of the Nominating and Corporate Governance Committee.

COMPENSATION OF DIRECTORS
     Board and Committee Fees
     The Directors of the Company are compensated partly in cash and partly in deferred share units. These fees, payable only to Directors who are not full-time employees of the Company, are shown below, together with the fee schedule effective January 1, 2006. In September 2005, the Management Resources and Compensation Committee reviewed board compensation in light of increased demands on the Directors in relation to their time commitment for Board and committee responsibilities, and determined that an increase in fees was warranted at this time. The increases are less than the median of the comparator group for director compensation.

Fee Schedule
		Fees effective
Compensation	Fees for 2005	January 1, 2006	Comments
Chairman’s Fee	$100,000	$110,000	The Chairman of the Board is paid annual cash compensation in the amount shown. This amount represents compensation for acting as Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and a member of the Management Resources and Compensation Committee and is inclusive of all fees for attending Board and committee meetings during the year.

Annual Retainer Fee	$22,000	$25,000	—

Annual Committee Chair Fee	$5,000	$6,000	—

Meeting Fee	$1,500	$2,000	Per meeting.

Travel Fee	$1,500	$1,500	Per business trip, payable to U.S. non-executive directors to attend board meetings in Canada and where travel is required on special assignments, as delegated by the Board.

Advisory Fee	$1,000	$1,000	Payable per day for special assignments, as delegated to members of the Board.
     U.S. Directors are paid the U.S. equivalent of the retainers and fees noted above. The Company reimburses expenses incurred by Directors while attending the Company’s Board and committee meetings. The Management Resources and Compensation Committee reviews the annual compensation package for Directors on an annual basis.

     2005 Compensation
     During the financial year ended December 31, 2005, the Company paid an aggregate of $319,121 in cash compensation and issued 10,250 DSUs to Directors. The following table sets out the total compensation paid to non-executive Directors on an individual basis on account of Board and committee retainers, meeting fees and DSUs allocated to Directors during the financial year ended December 31, 2005:

	Regular Board Fees		Committee Fees
							Number of DSUs
							Allocated to
Name of Director	Retainer	Meeting Fees	Member	Chair	Travel Fee	Total	Directors During 2005
Pierre Brunet	$22,000	$4,500	$7,500	$3,379	—	$37,379	1,254 (1)
James F. Dinning	$22,000	$6,000	$12,000	—	—	$40,000	1,254
Carl R. Fiora	$22,000	$6,000	$12,000	—	$7,500	$47,500	1,254
Anthony F. Griffiths(2)	$100,000	—	—	—	—	$100,000	1,254
Robbert Hartog	$22,000	$6,000	$9,000	$1,621	—	$38,621	1,254
Lise Lachapelle	$22,000	$6,000	$4,500	$5,000	—	$37,500	1,254
John W. Robinson	$22,000	$6,000	$4,500	$5,000	$6,000	$43,500	1,254

(1)	Mr. Brunet elected to receive his retainer and chair fee in DSU’s. Accordingly, he was allocated 1,472 DSUs (the equivalent of $25,379) in addition to the 1,254 DSUs issued to each Director under the DSU Plan.

(2)	Mr. Griffiths is paid annual cash compensation in the amount shown. This amount represents compensation for acting as Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and a member of the Management Resources and Compensation Committee and is inclusive of all fees for attending Board and committee meetings during the year.

(3)	Mr. Benedetti did not receive compensation in 2005, as he became a director on February 23, 2006.
     Deferred Share Units
     The number of deferred share units credited to each non-executive Director’s account during 2005 is reflected in the table above. The number of deferred share units held in each account and the value of each account as at December 31, 2005 are shown in the following table:

	Number of Deferred Share Units	Value of deferred share units as at
Name Of Non-Executive Director	Held as at December 31, 2005	December 31, 2005(1)
Pierre Brunet(2)	3,329	$ 72,736
James F. Dinning	2,449	$ 53,516
Carl R. Fiora	2,449	$ 53,516
Anthony F. Griffiths	2,449	$ 53,516
Robbert Hartog	2,449	$ 53,516
Lise Lachapelle	2,449	$ 53,516
John W. Robinson	2,449	$ 53,516

(1)	Based on the closing price of a Common Share on The Toronto Stock Exchange on December 31, 2005 of $21.85.

(2)	Pursuant to the terms of the DSU Plan, the Company paid Mr. Brunet the amount shown in the table above (less applicable taxes), in January 2006.

(3)	The material features of the DSU Plan are described on page 16 under the heading “Deferred Share Unit Plan”.

(4)	Mr. Benedetti did not receive deferred share units in 2005 as he became a director on February 23, 2006.
     Share Options
     Non-executive Directors became members of a Deferred Share Unit Plan effective April 2004 and no longer receive share options. Four non-executive Directors currently hold 47,666 share options which are completely vested and exercisable. These options expire between April 2011 and April 2013.
     The following table sets out the number of outstanding options to purchase Common Shares for the four non-executive Directors who currently hold options to purchase Common Shares as at the date of this circular:

Name Of Non-Executive Director	Number Of Share Options Outstanding
James F. Dinning	11,000
Carl R. Fiora	3,333
Anthony F. Griffiths	30,000
Robbert Hartog	3,333
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE
     In December 2005, the Company renewed, for the benefit of the Company, its subsidiaries and their Directors and officers and their respective spouses, insurance against liability incurred by the Directors or officers in their capacity as Directors or officers of the Company or any subsidiary. The total amount of insurance is $105 million and, subject to the deductible portion referred to below, up to the full-face amount of the policies is payable, regardless of the number of Directors and officers involved. The annual premium for the policy year to December 1, 2006 is $410,800. The policies do not specify that a part of the premium is paid in respect of either Directors as a group or officers as a group. The policies provide a limit of $105 million per occurrence and in the aggregate. Each Director and officer of the Company is covered to the extent of the face amount of the policies. However, in no event will the policies pay out, in the aggregate, more than $105 million during their annual term. The policies provide for deductibles as follows: (i) with respect to the Directors and officers, there is no deductible applicable; and (ii) with respect to reimbursement of the Company, there is a deductible of $100,000 per occurrence, except in respect of securities claims, where the deductible is $250,000 per occurrence.
AUDITORS
     Appointment
     Management proposes to nominate Deloitte & Touche LLP (“D&T”) as auditors of the Company to hold office until the next annual meeting of shareholders. D&T have been auditors of the Company for over 47 years. In the event a ballot is demanded, the shares represented by proxies in favour of Management nominees will be voted in favour of the appointment of D&T as auditors of the Company, unless a shareholder has specified in a proxy that his or her shares are to be withheld from voting in the appointment of auditors. To be effective, the resolution to appoint D&T as auditors of the Company and to authorize the Directors to fix their remuneration must be passed by a majority of the votes cast at the annual meeting in person or by proxy by shareholders entitled to vote thereon.

     Audit Fees
     The aggregate fees charged by D&T for audit services for the year ended December 31, 2005 were $929,000 (2004: $978,000).
     Audit-Related Fees
     The aggregate fees charged by D&T for the year ended December 31, 2005 for assurance and related services that are reasonably related to the performance of the audit and are not reported above were $692,000 (2004: $718,000). Such services include work on: offering documents — $nil (2004: $534,000); review of the Sarbanes-Oxley work prepared by the Company — $655,000 (2004: $138,000); and audits of employee benefit plans — $37,000 (2004: $46,000).
     Tax Fees
     The aggregate fees charged by D&T for U.S. tax compliance and planning work for the fiscal year ended December 31, 2005 were $154,000 (2004: $213,000).
SHAREHOLDER PROPOSALS
     A shareholder who will be entitled to vote at the 2007 annual meeting of shareholders of the Company and who intends to raise a proposal at such meeting, must deliver the proposal to the Company not later than December 1, 2006.
AVAILABILITY OF DISCLOSURE DOCUMENTS
     The Company will provide to any shareholder, upon request to its Secretary, a copy of:
(i)	its most recent Annual Information Form together with any document or pertinent pages of any document incorporated therein by reference;

(ii)	its audited comparative consolidated financial statements and management’s discussion and analysis for its last financial year together with the auditors’ report thereon;

(iii)	its Management Proxy Circular for its last annual meeting of shareholders; and

(iv)	any material change reports (other than confidential reports) which have been filed with the various securities regulatory authorities.
     These documents are accessible from the Company’s web site located at www.russelmetals.com/english/investor/financial.html. Additional information relating to the Company may be obtained from SEDAR at www.sedar.com.

CERTIFICATE
     The Board of Directors has approved the contents and the sending of this Management Proxy Circular.
     DATED the 1st day of March, 2006.

-s- William M. O’Reilly
William M. O’Reilly,
Secretary

SCHEDULE A -
CHARTER OF THE BOARD OF DIRECTORS
OF
RUSSEL METALS INC.
GENERAL
1. Purpose and Responsibility of the Board
     By approving this Charter, the Board explicitly assumes responsibility for the stewardship of Russel Metals Inc. and its business. This stewardship function includes responsibility for the matters set out in this Charter, which form part of the Board’s statutory responsibility to manage or supervise the management of Russel’s business and affairs.
2. Review of Charter
     The Board shall review and assess the adequacy of this Charter annually and at such other times as it considers appropriate and shall make such changes as it considers necessary or appropriate.
3. Definitions and Interpretation
     3.1 Definitions
     In this Mandate:
(a) “Russel” means Russel Metals Inc.;
(b) “Board” means the board of directors of Russel;
(c) “CEO” means Russel’s chief executive officer;
(d) “Chair” means the chair of the Board;
(e) “Charter” means this charter, as amended from time to time;
(f) “Director” means a member of the Board; and
(g) “Stock Exchanges” means, at any time, the Toronto Stock Exchange and any other stock exchange on which any securities of Russel are listed for trading at the applicable time.
     3.2 Interpretation
     This Charter is subject to and shall be interpreted in a manner consistent with Russel’s articles, by-laws, the Canada Business Corporations Act (the “CBCA”), and any other applicable legislation.
CONSTITUTION OF THE BOARD
4. Election and Removal of Directors
     4.1 Number of Directors
     The Board shall consist of such number of Directors as the Board may determine from time to time, within the range set out in Russel’s articles of incorporation at such time.
     4.2 Election of Directors
     Directors shall be elected by the shareholders annually for a one year term, but if Directors are not elected at any annual meeting, the incumbent directors shall continue in office until their successors are elected.

     4.3 Vacancies
     The Board may appoint a member to fill a vacancy which occurs in the Board between annual elections of Directors, to the extent permitted by the CBCA.
     4.4 Ceasing to Be a Director
     A Director will cease to hold office upon:
(a) delivering a resignation in writing to Russel;
(b) being removed from office by an ordinary resolution of the shareholders;
(c) his or her death; or
(d) becoming disqualified from acting as a Director.
     4.5 Deemed Resignation
     A Director shall submit his or her resignation to Russel (which resignation may or may not be accepted) if that director changes his or her principal occupation.
5. Criteria for Directors
     5.1 Qualifications of Directors
     Every Director shall be an individual who is at least 18 years of age, has not been determined by a court to be of unsound mind and does not have the status of bankrupt.
     5.2 Residency
     At least 25% of the Directors shall be resident Canadians.
     5.3 Independence of Directors
(a)	At least one-third of the Directors shall not be officers or employees of Russel or any of its affiliates.

(b)	At least a majority of the Directors shall be independent for the purposes of all applicable regulatory and stock exchange requirements (such requirements and recommendations described in Schedule A to this Mandate).
     5.4 Share Ownership
     Subject as hereinafter provided, each Director shall beneficially own, directly or indirectly, Common Shares or deferred share units or combination thereof valued at three times the annual board retainer. Any Director who does not meet this requirement at the date of his or her first election or re-election to the Board following implementation of this policy is required to achieve such ownership level within three years of the date of such first election or re-election.
     5.5 Other Criteria
     The Board may establish other criteria for Directors as contemplated in this Charter.

6. Board Chair
     6.1 Board to Appoint Chair
     The Chair shall be an independent Director.
     6.2 Chair to Be Appointed Annually
     The Board shall appoint the Chair annually at the first meeting of the Board after a meeting of the members at which Directors are elected. If the Board does not so appoint a Chair, the Director who is then serving as Chair shall continue as Chair until his or her successor is appointed.
7. Remuneration of Directors and Retaining Advisors
     7.1 Remuneration
     Members of the Board and the Chair shall receive such remuneration for their service on the Board as the Board may determine from time to time, in consultation with the Management Resources and Compensation Committee of the Board.
     7.2 Retaining and Compensating Advisors
     Each Director shall have the authority to retain outside counsel and any other external advisors from time to time as appropriate with the approval of the chair of the Nominating and Corporate Governance Committee.
MEETINGS OF THE BOARD
8. Meetings of the Board
     8.1 Time and Place of Meetings
     Meetings of the Board shall be called and held in the manner and at the location contemplated in Russel’s by-laws.
     8.2 Frequency of Board Meetings
     Subject to Russel’s by-laws, the Board shall meet at least four times per year on a quarterly basis.
     8.3 Quorum
     In order to transact business at a meeting of the Board:
(a)	at least a majority of Directors then in office shall be present; and

(b)	at least 25% of the Directors present must be resident Canadians (or, if this is not the case, a resident Canadian Director who is unable to be present and whose presence at the meeting would have resulted in the required number of resident Canadian Directors being present, must approve the business transacted at the meeting, whether in writing, by phone or otherwise).

     8.4 Secretary of the Meeting
     The Chair shall designate from time to time a person who may, but need not, be a member of the Board, to be Secretary of any meeting of the Board.
     8.5 Right to Vote
     Each member of the Board shall have the right to vote on matters that come before the Board.
     8.6 Invitees
     The Board may invite any of Russel’s officers, employees, advisors or consultants or any other person to attend meetings of the Board to assist in the discussion and examination of the matters under consideration by the Board.
9.	In Camera Sessions
     9.1 In Camera Sessions of Non-Management Directors
     At the conclusion of each meeting of the Board, the non-management Directors shall meet without any member of management being present (including any Director who is a member of management).
     9.2 In Camera Sessions of Independent Directors
     To the extent that non-management Directors include Directors who are not independent Directors as contemplated in this Charter, the independent Directors shall meet at the conclusion of each meeting of the Board with only independent Directors present.
DELEGATION OF DUTIES AND RESPONSIBILITIES OF THE BOARD
10. Delegation and Reliance
     10.1 Delegation to Committees
     The Board may establish and delegate to committees of the Board any duties and responsibilities of the Board which the Board is not prohibited by law from delegating. However, no committee of the Board shall have the authority to make decisions which bind Russel, except to the extent that such authority has been specifically delegated to such committee by the Board.
     10.2 Requirement for Certain Committees
     The Board shall establish and maintain the following committees of the Board, each having mandates that incorporate all applicable legal and Stock Exchange listing requirements and with such recommendations of relevant securities regulatory authorities and Stock Exchanges as the Board may consider appropriate:
(a)	Audit Committee;

(b)	Nominating and Corporate Governance Committee; and

(c)	Management Resources and Compensation Committee.

     10.3 Composition of Committees
     The Board will appoint and maintain in office, members of each of its committees such that the composition of each such committee is in compliance with listing requirements of the Stock Exchanges and with such recommendations of relevant securities regulatory authorities and Stock Exchanges as the Board may consider appropriate and shall require the Nominating and Corporate Governance Committee to make recommendations to it with respect to such matters.
     10.4 Review of Charters
     On an annual basis, the Board will review the recommendations of the Nominating and Corporate Governance Committee with respect to the charters of each committee of the Board. The Board will approve those changes to the charters that it determines are appropriate.
     10.5 Delegation to Management
     Subject to Russel’s articles and by-laws, the Board may designate the offices of Russel, appoint officers, specify their duties and delegate to them powers to manage the business and affairs of Russel, except to the extent that such delegation is prohibited under the CBCA or limited by the articles or by-laws of Russel or by any resolution of the Board or policy of Russel.
     10.6 Limitations on Management Authority
(a)	Management shall exercise its authority in accordance with the following documents approved by the Board:
(i)	strategic plan;

(ii)	annual business plan;

(iii)	capital expenditure budget.
(b)	Management may not take the following actions without the approval of the Board:
(i)	expenditures in excess of $1 million;

(ii)	change in business focus;

(iii)	issuance of securities;

(iv)	borrowing outside of the ordinary course of business.
     10.7 Reliance on Management
     The Board is entitled to rely in good faith on the information and advice provided to it by Russel’s management.
     10.8 Reliance on Others
     The Board is entitled to rely in good faith on information and advice provided to it by advisors, consultants and such other persons as the Board considers appropriate.
     10.9 Oversight
     The Board retains responsibility for oversight of any matters delegated to any committee of the Board or to management.

DUTIES AND RESPONSIBILITIES
11. Duties of Individual Directors
     11.1Fiduciary Duty and Duty of Care
     In exercising his or her powers and discharging his or her responsibilities, a Director shall:
(a)	act honestly and in good faith with a view to the best interests of the corporation; and
(b)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
     11.2 Compliance with CBCA and Constating Documents
     A Director shall comply with the CBCA and the regulations to the CBCA as well as with Russel’s articles and by-laws.
     11.3 Compliance with Russel’s Policies
     A Director shall comply with all policies of Russel applicable to members of the Board as approved by the Board.
12. Responsibilities of Directors
     12.1 Responsibilities set out in Charter
     A Director shall review and participate in the work of the Board necessary in order for the Board to discharge the duties and responsibilities set out in accordance with the Charter.
     12.2 Orientation and Education
     A Director shall participate in the orientation and continuing education programs developed by Russel for the Directors.
     12.3 Meeting Preparation and Attendance
     In connection with each meeting of the Board and each meeting of a committee of the Board of which the Director is a member, a Director shall:
(a)	Review thoroughly the material provided to the Director by management in connection with the meeting, provided that such review is practicable in view of the time at which such material was delivered to the Director.
(b)	Attend each meeting in person to the extent practicable (unless the meeting is scheduled to be held by phone or video-conference).
     12.4 Assessment
     A Director shall participate in such processes as may be established by the Board for assessing the Board, its committees and individual Directors.

     12.5 Other Responsibilities
     A Director shall perform such other functions as may be delegated to that Director by the Board or any committee of the Board from time to time.
13. Board Responsibility for Specific Matters
     13.1 Responsibility for Specific Matters
     The Board explicitly assumes responsibility for the matters set out below, recognizing that these matters represent in part responsibilities reflected in requirements and recommendations adopted by applicable securities regulators and the Stock Exchanges and do not limit the Board’s overall stewardship responsibility or its responsibility to manage or supervise the management of Russel’s business and affairs.
     13.2 Delegation to Committees
     Whether or not specific reference is made to committees of the Board in connection with any of the matters referred to below, the Board may direct any committee of the Board to consider such matters and to report and make recommendations to the Board with respect to these matters.
14. Corporate Governance Generally
     14.1 Governance Practices and Principles
     The Board shall be responsible for Russel’s approach to corporate governance.
     14.2 Governance Principles
(a)	Governance Principles. The Board shall review and approve, if appropriate, a set of governance principles and guidelines appropriate for Russel (the “Governance Principles”).
(b)	Amendments. The Board shall review the Governance Principles at least annually and shall adopt such changes to the Governance Principles as it considers necessary or desirable from time to time.
     14.3 Governance Disclosure
(a)	Approval of Disclosure. The Board shall approve disclosure about Russel’s governance practices in any document before it is delivered to Russel’s shareholders or filed with securities regulators or with the Stock Exchanges.
(b)	Determination that Differences Are Appropriate. If Russel’s governance practices differ from those recommended by Canadian securities regulators or the Stock Exchanges, the Board shall consider these differences and why the Board considers them to be appropriate.
     14.4 Delegation to Nominating and Corporate Governance Committee
     The Board may direct the Nominating and Corporate Governance Committee to consider the matters contemplated in this Section 14 and to report and make recommendations to the Board with respect to these matters.

15. Responsibilities Relating to Management
     15.1 Integrity of Management
     The Board shall, to the extent feasible, satisfy itself:
(a)	as to the integrity of the CEO and other senior officers; and

(b)	that the CEO and other senior officers create a culture of integrity throughout the organization.
     15.2 Succession Planning
     The Board shall be responsible for succession planning, including appointing, training and monitoring senior management.
     15.3 Executive Compensation Policy
     The Board shall receive recommendations of the Management Resources and Compensation Committee and make such determinations as it considers appropriate with respect to:
(a)	CEO’s compensation level (without the participation of the CEO);

(b)	non-CEO officer compensation;

(c)	director compensation;

(d)	incentive-compensation plans; and

(e)	equity-based plans.
16. Oversight of the Operation of the Business
     16.1 Risk Management
     Taking into account the reports of management and such other persons as the Board may consider appropriate, the Board shall identify the principal risks of Russel’s business and satisfy itself as to the implementation of appropriate systems to manage these risks.
     16.2 Strategic Planning Process
     The Board shall adopt a strategic planning process and shall approve, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of Russel’s business.
     16.3 Internal Control and Management Information Systems
     The Board shall review the reports of management and the Audit Committee concerning the integrity of Russel’s internal control and management information systems. Where appropriate, the Board shall require management (overseen by the Audit Committee) to implement changes to such systems to ensure integrity of such systems.

     16.4 Communications Policy and Feedback Process
(a)	The Board shall review and, if determined appropriate, approve a communication policy for Russel for communicating with shareholders, the investment community, the media, governments and their agencies, employees and the general public. The Board shall consider, among other things, the recommendations of management and the Nominating and Corporate Governance Committee with respect to this policy.

(b)	The Board shall establish a process pursuant to which the Board can receive feedback from securityholders.
     16.5 Financial Statements
(a)	The Board shall receive regular reports from the Audit Committee with respect to the integrity of Russel’s financial reporting system and its compliance with all regulatory requirements relating to financial reporting.

(b)	The Board shall review the recommendation of the Audit Committee with respect to the annual financial statements of Russel to be delivered to shareholders. If appropriate, the Board shall approve such financial statements.
     16.6 Capital Management
     The Board shall receive regular reports from management on the structure and management of Russel’s capital.
     16.7 Pension Plan Matters
     The Board shall receive and review reports from management and from the Audit Committee covering administration, investment performance, funding, financial impact, actuarial reports and other pension plan related matters.
     16.8 Code of Business Conduct and Ethics
     The Board will review and approve a Code of Business Conduct and Ethics for Russel. In adopting this code, the Board will consider the recommendations of the Nominating and Corporate Governance Committee concerning its compliance with applicable legal and Stock Exchange listing requirements and with such recommendations of relevant securities regulatory authorities and Stock Exchanges as the Board may consider appropriate.
     16.9 Compliance and Disclosure
     The Board will direct the Nominating and Corporate Governance Committee to monitor compliance with the Code of Business Conduct and Ethics and recommend disclosures with respect thereto. The Board will consider any report of the Nominating and Corporate Governance Committee concerning these matters, and will approve, if determined appropriate, the disclosure of the Code of Business Conduct and Ethics and of any waiver granted to a director or senior officer of Russel from complying with the Code of Business Conduct and Ethics.

17. Nomination of Directors
     17.1 Nomination and Appointment of Directors
(a)	The Board shall nominate individuals for election as directors by the shareholders and shall require the Nominating and Corporate Governance Committee to make recommendations to it with respect to such nominations.

(b)	The Board shall adopt a process recommended to it by the Nominating and Corporate Governance Committee pursuant to which the Board shall:
(i)	consider what competencies and skills the Board, as a whole, should possess; and

(ii)	assess what competencies and skills each existing Director possesses.
18. Board Effectiveness
     18.1 Position Descriptions
     The Board shall review and, if determined appropriate, approve the recommendations of the Nominating and Corporate Governance Committee concerning formal position descriptions for:
(a)	the Chair of the Board, the Lead Director (if any) and for the Chair of each committee of the Board, and

(b)	the CEO.
     18.2 Director Orientation and Continuing Education
     The Board shall review and, if determined appropriate, approve the recommendations of the Nominating and Corporate Governance Committee concerning:
(a)	a comprehensive orientation program for new Directors; and

(b)	a continuing education program for all Directors.
     18.3 Board, Committee and Director Assessments
     The Board shall review and, if determined appropriate, adopt a process recommended by the Nominating and Corporate Governance Committee for assessing the performance and effectiveness of the Board as a whole, the committees of the Board and the contributions of individual Directors on an annual basis.
     18.4 Annual Assessment of the Board
     Each year, the Board shall assess its performance and effectiveness in accordance with the process established by the Nominating and Corporate Governance Committee.